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                                                           [MetLife letterhead]
Metropolitan Life Insurance Company
Institutional Finance
Institutional Business
501 US Highway 22, Bridgewater, NJ 08807-2438
Tel 908 253-2757  Fax 908 253-2930

FRANK CASSANDRA, F.S.A., M.A.A.A.
Vice-President & Actuary

Registered Representative

April 25, 2000


Metropolitan Life Insurance Company
One Madison Avenue
New York, New York  10010

Dear Sirs:

This opinion is furnished in connection with the filing of Post-Effective Amendment No. 6 to Registration Statement No. 33-91226 on Form S-6 ("Registration Statement") which covers premiums received under Group Variable Universal Life Insurance Policies and Certificates ("Policies") offered by the Metropolitan Life Insurance Company ("MLIC") in each State where they have been approved by appropriate State insurance authorities.

As a Vice-President and Actuary of MLIC, I have reviewed the Policies and I am familiar with the Registration Statement and Exhibits thereto.

In my opinion, the illustrations of the death benefit and cash values for the Group Policy in Exhibit 1.A(5)(c) included in the Registration Statement, based on the assumptions stated in the illustrations, are consistent with the provisions of the Policies. Also, in my opinion, such assumptions, including the assumed current charge levels, are reasonable based on MLIC's current expectations.

The Policies have not been designed so as to make the relationship between premiums and benefits, as shown in these illustrations, appear to be correspondingly more favorable to a prospective purchaser of a certificate under the Policies for insured persons age 40 in the underwriting categories specified in the illustrations, than to prospective purchasers of certificates under the Policies for an insured person at other ages or in other underwriting classes. Nor were the particular illustrations shown selected for the purpose of making this relationship appear more favorable.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the heading "Legal, Accounting, and Actuarial Matters" in the Prospectus.

Very truly yours,

/s/ Frank Cassandra

Frank Cassandra
Vice-President and Actuary

Variable annuities and variable life insurance offered by Metropolitan Life Insurance Company, One Madison Avenue, New York, NY, 10010.